Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-132201
Dated October 10, 2007

TOYOTA MOTOR CREDIT CORPORATION
3NC1: Fixed Rate Notes (the "Notes")

General
	Issuer:				Toyota Motor Credit Corporation
	Issuer Rating:			Aaa/AAA
	Agent:				Morgan Stanley & Co. Incorporated
	CUSIP:				89233PL61
	Principal Amount:		US $100,000,000 (may be increased
					prior to Original Issue Date)
	Trade Date:			October 10, 2007
	Original Issue Date:		October 29, 2007
	Stated Maturity Date:		October 29, 2010
	Issue Price:			100%
	Net Proceeds to Issuer:		100%
	Agent's Discount or Commission:	0.00%
	Reoffer Price:			Par
	Business Days:			New York
	Minimum Denominations:		$10,000 and $1,000 increments
					thereafter
	Settlement:			DTC
	Form of Note:			Book-entry only
	Calculation Agent:		Deutsche Bank Trust Company Americas
	Original Issue Discount:	No
	Specified Currency:		U.S. Dollars

	Redemption:			The Notes are subject to redemption
by the Issuer, in whole, at par, on October 29, 2008 and quarterly thereafter on each January 29, April 29, July 29 and October 29, with 10 calendar days notice.

Interest
	Interest Rate:			5.20%
	Interest Payment Dates:		Semi-annually, on each April 29,
and October 29, commencing with a first interest payment on April 29, 2008.

	Interest Calculation Period:	The semi-annual period from and
including the Issue Date (in the case of the first Interest Payment
Date) or previous Interest Payment Date, as applicable, to but excluding the next Interest Payment Date.

	Day Count Convention:		30/360
	Business Day Convention:	Following
	Period End Dates:		Unadjusted

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Morgan Stanley & Co. Incorporated by calling 1-800-584-6387.

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